Exhibit 10.4

27 December 2018, updated January 5, 2019

Dear Margaret:

We are pleased to promote you to Vice President, Corporate Controller and Principal Accounting Officer, effective January 1, 2019, reporting to Wouter Latour, CEO.

Your annual base salary will be increased to $265,000, effective January 1, 2019. Your target bonus% will be increased to 30%, effective January 1, 2019.

In addition, we will recommend to the Company’s Board of Directors that you be granted an incentive stock option to purchase 10,000 shares of the Company’s common stock. The option will vest over 48 months, with a 12-month cliff and a vesting start date of January 1, 2019.

You will participate in the Executive Severance Benefit Plan (the “Plan”), under which, if you are terminated without Cause or you resign for Good Reason (as defined in the Plan) you will be eligible for severance of three months if there is no change in control, and six months if the termination results under a change in control.

Thank you for your support and contributions.

Best regards

/s/ Wouter Latour

Wouter Latour

CEO